Exhibit 99.1

Boxlight Announces Harold Bevis as Chairman and Chief Executive Officer

LAWRENCEVILLE, GA — (Jan. 14, 2020) — Boxlight Corporation (NASDAQ: BOXL), a leading provider of interactive technology solutions for the global education market, today announced that Harold Bevis has been named its Chairman and Chief Executive Officer. Mark Elliott, who had served as Chairman and Chief Executive Officer since September 2014, will continue to serve the Company in the role of Chief Commercial Officer and Director.

Prior to accepting the position of CEO and Chairman, Mr. Bevis served as an independent director on Boxlight’s board of directors since March 2018, giving him intimate knowledge and familiarity with the company. Mr. Bevis brings with him more than 25 years of business leadership experience, including 15 years serving as a chief executive officer.

“Harold is the right leader at the right time for Boxlight,” said Mark Elliott, Chief Commercial Officer and Director. “Harold’s extensive executive experience and business development skills will help Boxlight strengthen channel partnerships, refine our product suite and guide our strategy through a critical time as a company. We believe his strong leadership experience will help focus Boxlight on solid revenue growth, improving profit margins, and driving shareholder value.”

Prior to joining the Boxlight’s board of directors, Mr. Bevis served as president of OmniMax International, Inc., and president and chief executive officer of Xerium Technologies, Inc. Throughout his career, Mr. Bevis has led or directed a total of eight businesses in six different industries, with more than 150 operating facilities in 22 countries. Mr. Bevis received his MBA from Columbia Business School and his Bachelor of Science in industrial engineering from Iowa State University. He is a member of the National Association of Corporate Directors and has served on the boards of six companies. Mr. Bevis’s vast experience and knowledge brings significant value to Boxlight as it grows and expands.

“I am very excited to accept an executive role at Boxlight,” said Harold Bevis. “I believe Boxlight has a tremendous business model and talented management team that uniquely positions it to capitalize on the growing education technology market. As the education industry increasingly adopts new technologies, I believe Boxlight is in a position to provide its best-in-class, integrated solution suite of equipment, software and services. I look forward to furthering the Boxlight mission of improving student outcomes through the use of technology.”

About Boxlight Corporation

Boxlight Corporation (NASDAQ: BOXL(“Boxlight”) is a leading provider of technology and STEM solutions for the global education market. The company improves student engagement and learning outcomes by providing educators the products they need for the 21st century classroom. The company develops, sells, and services its integrated, interactive solution suite of software, classroom technologies, professional development, and support services. Boxlight also provides educators with thousands of free lesson plans and activities via MimioConnect®, an interactive teaching community. For more information about the Boxlight story and its product offerings, visit http://www.boxlight.com.

Forward Looking Statements

This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, competition in the industry, etc. Boxlight encourages you to review other factors that may affect its future results in Boxlight’s filings with the Securities and Exchange Commission.

Contacts

Media:

Boxlight Corporation

Lori Page, Vice President Global Marketing

+1 866.972.1549, x247

lori.page@boxlight.com

Investor Relations:

Boxlight Corporation

Michael Pope, President

+1 360-464-4478

michael.pope@boxlight.com

or

Hayden IR

+1 917-658-7878

BOXL@HaydenIR.com